Exhibit 99.5

CONSENT OF DIRECTOR NOMINEE

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to my being named in the joint proxy statement/prospectus included in this Registration Statement on Form S-4 of First Community Corporation (the “Company”), and all amendments, including post-effective amendments, thereto, or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act (the “Registration Statement”), as a person who is named to become a director of the Company upon consummation of the merger, in accordance with the Agreement and Plan of Merger dated August 13, 2013, by and between the Company, SRMS, Inc., and Savannah River Financial Corporation, and to the filing of this consent as an exhibit to this Registration Statement.

Date: October 8, 2013	By:	/s/ Paul S. Simon
Paul S. Simon